WesBanco, Inc. Announces Approval of a New Stock Repurchase Program

Wheeling, WV, August 26, 2021 – WesBanco, Inc. (“WesBanco”) (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced that the Board of Directors has authorized the adoption of a new stock repurchase plan for the purchase of up to an additional 3.2 million shares of WesBanco common stock from time to time on the open market.  This new stock repurchase authorization is in addition to the existing stock repurchase program approved by WesBanco’s Board of Directors on April 22, 2021 which has approximately 0.6 million shares remaining for repurchase and will continue to be utilized until such authorization is completed.  The combination of these two authorizations represents approximately 5.8% of the shares outstanding, as of June 30, 2021.

As permitted by securities laws and other legal requirements and subject to market conditions and other factors, the timing, price and quantity of purchases will be at WesBanco’s discretion.  The repurchase program does not obligate WesBanco to repurchase any minimum number of shares and may be modified, suspended, or discontinued at any time.  Repurchases under the program may be effected through open market purchases, privately-negotiated transactions, block purchases, Rule 10b5-1 plans, or otherwise in accordance with applicable securities laws.  Repurchases under this program may be funded from one or a combination of existing cash balances and other available liquidity sources.  The stock repurchase plan is not subject to an expiration date.

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel.  Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share.  Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively.  In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.5 billion of assets under management (as of June 30, 2021).  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 206 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia.  Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

SOURCE:  WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021

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